The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to completion dated February 1, 2013.
Preliminary Pricing Supplement No. K249 To the Product Supplement No. AK-I dated March 23, 2012, Prospectus Supplement dated March 23, 2012 and Prospectus dated March 23, 2012	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-180300-03 February 1, 2013
Financial Products
$
Buffered Digital Equity Securities due [14 – 16 months from Trade Date]† Linked to the Performance of the SPDR® S&P® Metals & Mining ETF
General
•
The securities are designed for investors who seek an enhanced return linked to the performance of the SPDR® S&P® Metals & Mining ETF, subject to the Fixed Payment Percentage, which is expected to be between 11.50% and 14.50% (to be determined on the Trade Date). Investors should be willing to forgo interest payments and, if the Underlying declines by more than 10.0%, be willing to lose some or all of their investment. Any payment on the securities is subject to our ability to pay our obligations as they become due.

•	Senior unsecured obligations of Credit Suisse AG, acting through its Nassau Branch, maturing [14 – 16 months from Trade Date].†
•	Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.
•
The securities are expected to price on February  , 2013 (the “Trade Date”) and are expected to settle five business days following the Trade Date on February  , 2013 (the “Settlement Date”). Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

Key Terms
Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its Nassau Branch
Interest:	The securities do not pay interest.
Underlying:
The securities are linked to the performance of the SPDR® S&P® Metals & Mining ETF. For more information on the Underlying, see “The Underlying” herein. The Underlying is identified in the table below, together with its Bloomberg ticker symbol and Initial Level:

Underlying	Ticker	Initial Level
SPDR® S&P® Metals & Mining ETF	XME
Investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page 4 of this pricing supplement and “Risk Factors” beginning on page PS-3 of the accompanying product supplement.
You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Issuer
Per security	$1,000.00	$	$
Total	$	$	$
(1) We or one of our affiliates will pay discounts and commissions of $16.50 per $1,000 principal amount of securities. For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.
The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.
The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.
Credit Suisse
February   , 2013
(continued on next page)

(continued from previous page)

Downside Participation Rate:	The quotient of 100% divided by 90%,which is approximately 111.1111%
Redemption Amount:
At maturity, you will be entitled to receive a Redemption Amount in cash that will equal the principal amount of the securities you hold multiplied by the sum of 1 plus the Underlying Return, calculated as set forth below. Any payment on the securities is subject to our ability to pay our obligations as they become due.

Underlying Return:	•	If the Final Level is equal to or greater than the Initial Level, the Underlying Return will equal the Fixed Payment Percentage.
	•	If the Final Level is less than the Initial Level by not more than the Buffer Amount, the Underlying Return will equal the Fixed Payment Percentage.
	•	If the Final Level is less than the Initial Level by more than the Buffer Amount, the Underlying Return will be calculated as follows:
Downside Participation Rate ×	[	Final Level – Initial Level Initial Level	+ Buffer Amount	]

If the Final Level is less than the Initial Level by more than the Buffer Amount, the Underlying Return will be negative and you will receive less than the principal amount of your securities at maturity. You could lose your entire investment.

Fixed Payment Percentage:	Expected to be between 11.50% and 14.50% (to be determined on the Trade Date).
Buffer Amount:	10.0%
Initial Level:
An intraday level of the Underlying on the Trade Date, as determined by the Calculation Agent in its sole discretion. The Initial Level may be higher or lower than the actual closing level of the Underlying on the Trade Date.

Final Level:	The closing level of the Underlying on the Valuation Date.†
Valuation Date:†	[14 – 16 months from the Trade Date] (to be determined on the Trade Date)
Maturity Date:†	The Maturity Date will be three business days following the Valuation Date (to be determined on the Trade Date).
Calculation Agent:	Credit Suisse International
Listing:	The securities will not be listed on any securities exchange.
CUSIP/ISIN:	22546TT27 / US22546TT279
† The Valuation Date is subject to postponement if such date is not an underlying business day or as a result of a market disruption event and the Maturity Date is subject to postponement if such date is not a business day or if the Valuation Date is postponed, in each case as described in the accompanying product supplement under “Description of the Securities—Market disruption events.”

Additional Terms Specific to the Securities

You should read this pricing supplement together with the product supplement dated March 23, 2012, the prospectus supplement dated March 23, 2012 and the prospectus dated March 23, 2012, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement No. AK-I dated March 23, 2012:

http://www.sec.gov/Archives/edgar/data/1053092/000095010312001507/dp29507_424b2-aki.htm

•	Prospectus supplement and Prospectus dated March 23, 2012:

http://www.sec.gov/Archives/edgar/data/1053092/000104746912003186/a2208088z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

Hypothetical Redemption Amounts at Maturity

The table and examples below illustrate hypothetical Redemption Amounts per $1,000 principal amount of securities for a range of hypothetical examples assuming an Initial Level of 44, a Fixed Payment Percentage of 13.0% (the midpoint of the range set forth on the cover of this pricing supplement), a Downside Participation Rate of the quotient of 100% divided by 90% and a Buffer Amount of 10.0%. The actual Initial Level, Fixed Payment Percentage, Downside Participation Rate and Buffer Amount will be determined on the Trade Date. The hypothetical Redemption Amounts set forth below are for illustrative purposes only. The actual Redemption Amount applicable to a purchaser of the securities will be based on the Final Level determined on the Valuation Date. Any payment on the securities is subject to our ability to pay our obligations as they become due. The numbers appearing in the table and examples below have been rounded for ease of analysis.

Percentage Change in Underlying Level	Underlying Return	Redemption Amount
100.00%	13.00%	$1,130.00
75.00%	13.00%	$1,130.00
50.00%	13.00%	$1,130.00
40.00%	13.00%	$1,130.00
30.00%	13.00%	$1,130.00
20.00%	13.00%	$1,130.00
15.00%	13.00%	$1,130.00
10.00%	13.00%	$1,130.00
5.00%	13.00%	$1,130.00
0.00%	13.00%	$1,130.00
−5.00%	13.00%	$1,130.00
−10.00%	13.00%	$1,130.00
−20.00%	-11.11%	$888.89
−30.00%	-22.22%	$777.78
−40.00%	-33.33%	$666.67
−50.00%	-44.44%	$555.56
−60.00%	-55.56%	$444.44
−70.00%	-66.67%	$333.33
−80.00%	-77.78%	$222.22
−90.00%	-88.89%	$111.11
−100.00%	-100.00%	$0.00

The following examples illustrate how the Redemption Amount is calculated.

Example 1:

Example 1 assumes the Final Level is 66, an increase of 50% from the Initial Level. The determination of the Redemption Amount when the Final Level is greater than the Initial Level is as follows:

Underlying Return	=	the Fixed Payment Percentage
	=	13.0%
Redemption Amount	=	$1,000 × (1 + Underlying Return)
	=	$1,000 × 1.130
	=	$1,130

In this example, at maturity you would be entitled to receive a Redemption Amount equal to $1,130 per $1,000 principal amount of securities based on the Fixed Payment Percentage, even though the appreciation in the level of the Underlying is greater than the Fixed Payment Percentage.

Example 2:

Example 2 assumes the Final Level is 48.40, an increase of 10% from the Initial Level. The determination of the Redemption Amount when the Final Level is greater than the Initial Level is as follows:

Underlying Return	=	the Fixed Payment Percentage
	=	13.0%
Redemption Amount	=	$1,000 × (1 + Underlying Return)
	=	$1,000 × 1.130
	=	$1,130

In this example, at maturity you would be entitled to receive a Redemption Amount equal to $1,130 per $1,000 principal amount of securities based on the Fixed Payment Percentage.

Example 3:

Example 3 assumes the Final Level is 44, equal to the Initial Level. The determination of the Redemption Amount when the Final Level is equal to the Initial Level is as follows:

Underlying Return	=	the Fixed Payment Percentage
	=	13.0%
Redemption Amount	=	$1,000 × (1 + Underlying Return)
	=	$1,000 × 1.130
	=	$1,130

In this example, at maturity you would be entitled to receive a Redemption Amount equal to $1,130 per $1,000 principal amount of securities based on the Fixed Payment Percentage.

Example 4:

Example 4 assumes the Final Level is 41.80, a decrease of 5% from the Initial Level. The determination of the Redemption Amount when the Final Level is equal to the Initial Level is as follows:

Underlying Return	=	the Fixed Payment Percentage
	=	13.0%
Redemption Amount	=	$1,000 × (1 + Underlying Return)
	=	$1,000 × 1.130
	=	$1,130

Because the Final Level is less than the Initial Level by not more than the Buffer Amount of 10.0%, at maturity you would be entitled to receive a Redemption Amount equal to $1,130 per $1,000 principal amount of securities based on the Fixed Payment Percentage.

Example 5:

Example 5 assumes the Final Level is 30.80, a decrease of 30% from the Initial Level. The determination of the Redemption Amount when the Final Level is less than the Initial Level by more than the Buffer Amount of 10.0% is as follows:

Underlying Return	=	Downside Participation Rate × [((Final Level - Initial Level) / Initial Level) + Buffer Amount]
	=	100% / 90% × [((30.80 – 44) / 44) + 10.0%]
	=	−22.222%
Redemption Amount	=	$1,000 × (1 + Underlying Return)
	=	$1,000 × 0.77778
	=	$777.78

In this example, because the Final Level is less than the Initial Level by more than the Buffer Amount, at maturity you would be entitled to receive a Redemption Amount equal to $777.78 per $1,000 principal amount of securities based on a leveraged return linked to the depreciation in the level of the Underlying. You will be exposed on a leveraged basis to any depreciation in the Final Level beyond the Buffer Amount.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlying. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•
YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not guarantee the return of any of your investment. If the Final Level is less than the Initial Level by more than the Buffer Amount of 10.0%, you will be fully exposed to such negative performance on a leveraged basis of (i) the quotient of 100% divided by 90%, which is approximately 111.1111%, multiplied by (ii) the percentage decline in the Underlying from the Initial Level to the Final Level, plus the Buffer Amount. You could lose your entire investment. Any payment on the securities is subject to our ability to pay our obligations as they become due.

•
THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE — Although the return on the securities will be based on the performance of the Underlying, the payment of any amount due on the securities is subject to the credit risk of Credit Suisse. Investors are dependent on our ability to pay all amounts due on the securities and, therefore, investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

•
THE INITIAL LEVEL MAY BE DETERMINED AT THE DISCRETION OF THE CALCULATION AGENT – The Initial Level may be an intraday level of the Underlying on the Trade Date, as determined by the Calculation Agent in its sole discretion, and may not be based on the closing level of the Underlying. The Initial Level may be higher or lower than the actual closing level of the Underlying on the Trade Date.

•
THE SECURITIES DO NOT PAY INTEREST — We will not pay interest on the securities. You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, since the Redemption Amount is based on the performance of the Underlying. Because the Redemption Amount may be less than the amount originally invested in the securities, the return on the securities (the effective yield to maturity) may be negative. Even if it is positive, the return payable on each security may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

•
LIMITED APPRECIATION POTENTIAL — If the Final Level is (i) greater than the Initial Level or (ii) less than the Initial Level by not more than the Buffer Amount, for each $1,000 principal amount of securities, you will be entitled to receive at maturity $1,000 multiplied by the sum of 1 plus the Underlying Return. The Underlying Return will equal the Fixed Payment Percentage, which is expected to be between 11.50% and 14.50% (to be determined on the Trade Date), regardless of the appreciation in the level of the Underlying, which may be significant. Accordingly, the maximum Redemption Amount of the securities at maturity is expected to be between $1,115 and $1,145 per $1,000 principal amount of securities.

•
THERE ARE RISKS ASSOCIATED WITH THE SPDR® S&P® METALS & MINING ETF — Although shares of the SPDR® S&P® Metals & Mining ETF are listed for trading on a national securities exchange and a number of similar securities have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the SPDR® S&P® Metals & Mining ETF or that there will be liquidity in the trading market. The SPDR® S&P® Metals & Mining ETF is subject to management risk, which is the risk that the SPDR® S&P® Metals & Mining ETF’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. Pursuant to the SPDR® S&P® Metals & Mining ETF’s investment strategy or otherwise, the SPDR® S&P® Metals & Mining ETF’s investment advisor may add, delete or substitute the equity securities held by the SPDR® S&P® Metals & Mining ETF. Any of these actions could adversely affect the price of the shares of the SPDR® S&P® Metals & Mining ETF and consequently the value of the securities. For additional information on the SPDR® S&P® Metals & Mining ETF, see “The SPDR® S&P® Metals & Mining ETF” herein.

•
THE PERFORMANCE OF THE SPDR® S&P® METALS & MINING ETF MAY NOT CORRELATE TO THE PERFORMANCE OF ITS RESPECTIVE TRACKED INDEX — The SPDR® S&P® Metals & Mining ETF will generally invest in all of the equity securities included in the index tracked by the SPDR® S&P® Metals & Mining ETF (the “Tracked Index”). There may, however, be instances where the SPDR® S&P® Metals & Mining ETF’s investment advisor may choose to overweight a stock in the Tracked Index, purchase securities not included in the Tracked Index that the SPDR® S&P® Metals & Mining ETF’s investment advisor believes are appropriate to substitute for a security included in the Tracked Index or utilize various combinations of other available investment techniques in seeking to track accurately the Tracked Index. In addition, the performance of the SPDR® S&P® Metals & Mining ETF will reflect additional transaction costs and fees that are not included in the calculation of Tracked Indices. Also, corporate actions with respect to the equity securities (such as mergers and spin-offs) may impact the variance between the SPDR® S&P® Metals & Mining ETF and its Tracked Index. Finally, because the shares of the SPDR® S&P® Metals & Mining ETF are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of the SPDR® S&P® Metals & Mining ETF may differ from the net asset value per share of such Underlying. For these reasons, the performance of the SPDR® S&P® Metals & Mining ETF may not correlate with the performance of its Tracked Index.

•
RISKS ASSOCIATED WITH INVESTMENTS IN SECURITIES WITH CONCENTRATION IN THE METALS AND MINING INDUSTRY — The stocks comprising the S&P Metals & Mining Select Industry Index and that are generally tracked by the SPDR® S&P® Metals & Mining ETF are included in the metals and mining segment of the U.S. equity market. The shares of the SPDR® S&P® Metals & Mining ETF may be subject to increased price volatility as they are linked to a single industry, market or sector and may be more susceptible to adverse economic, market, political or regulatory occurrences affecting that industry, market or sector. Because the SPDR® S&P® Metals & Mining ETF primarily invests in equity securities of companies that are involved in the metals and mining industry, the shares of the SPDR® S&P® Metals & Mining ETF are subject to certain risks associated with such companies. Companies engaged in the metals and mining industry can be significantly affected by global or regional economic, financial, political, regulatory, judicial or other events, energy conservation, the success of exploration projects and commodity prices. Companies involved in the metals and mining industry may benefit from government subsidies or certain trade protections. If those subsidies or trade protections are reduced or removed, the profits of such companies may be affected, potentially drastically. In addition, competitive pressures and the cyclical nature of the metal and mining industry may have a significant effect on the financial condition of these companies. These companies are also subject to risks of changes in exchange rates, terrorist attacks, depletion of resources and reduced demand as a result of increases in energy efficiency, substitution and energy conservation. Such companies are subject to extensive federal, state and local environmental laws and regulations regarding air emissions and the disposal of hazardous materials and may be at risk for environmental damage claims.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — While the payment at maturity described in this pricing supplement is based on the full principal amount of your securities, the original issue price of the securities includes the agent’s commission and the cost of hedging our obligations under the securities through one or more of our affiliates. As a result, the price, if any, at which Credit Suisse (or its affiliates), will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

•
LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

•
POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

•
MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — In addition to the level of the Underlying on any day, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o	the expected volatility of the Underlying;

o	the time to maturity of the securities;

o	the dividend rate on the equity securities included in the Underlying;

o	interest and yield rates in the market generally;

o
global supply and demand for metals, which is influenced by such factors as forward selling by mining companies, purchases made by mining companies to unwind hedge positions, central bank purchases or metals such as gold, and production and cost levels in major metal producing countries;

o	investors’ expectations with respect to the rate of inflation;

o	the occurrence of certain events to the shares of the Underlying that may or may not require an anti-dilution adjustment;

o
geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the equity securities included in the Underlying or markets generally and which may affect the level of the Underlying; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

•
NO OWNERSHIP RIGHTS RELATING TO THE UNDERLYING — Your return on the securities will not reflect the return you would realize if you actually owned the equity securities that comprise the Underlying. The return on your investment is not the same as the total return based on the purchase of shares of the equity securities that comprise the Underlying.

•
NO VOTING RIGHTS OR DIVIDEND PAYMENTS — As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the stocks that comprise the Underlying.

•
ANTI-DILUTION PROTECTION IS LIMITED — The Calculation Agent will make anti-dilution adjustments for certain events affecting the Underlying. However, an adjustment will not be required in response to all events that could affect the Underlying. If an event occurs that does not require the Calculation Agent to make an adjustment, or if an adjustment is made but such adjustment does not fully reflect the economics of such event, the value of the securities may be materially and adversely affected. See “Description of the Securities—Adjustments For a reference fund ” in the accompanying product supplement.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on the Valuation Date) could adversely affect the value of the Underlying and, as a result, could decrease the amount you may receive on the securities at maturity. For further information, please refer to “Supplemental Use of Proceeds and Hedging” in the accompanying product supplement.

The Underlying

The SPDR® S&P® Metals & Mining ETF is an investment portfolio maintained and managed by SSgA Funds Management, Inc (“SSFM”). SSFM is the investment advisor to the Underlying.

SPDR® Series Trust is a registered investment company that consists of numerous separate investment portfolios, including the Underlying. Information provided to or filed with the SEC by SPDR® Series Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file number 333-57793 and 811-08839, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding SPDR® Series Trust, SSFM and the Underlying, please see the SPDR® Series Trust’s Prospectus, dated October 31, 2012 and the Statement of Additional Information dated October 31, 2012. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents, and we have not participated in the preparation of, or verified, such publicly available information.

The Underlying seeks to replicate as closely as possible, before fees and expenses, the total return of the S&P Metals & Mining Select Industry™ Index (the “Tracked Index”), which measures the performance of the metals and mining segment of the U.S. equity market. The companies included in the Tracked Index are selected on the basis of GICS and liquidity and market cap requirements from a universe of companies defined by the S&P Total Market Index (the “S&P TMI”), a U.S. total market composite index. The Underlying is an exchange-traded fund that trades on the NYSE Arca under the ticker symbol “XME.” The inception date of the Underlying is June 6, 2006. For information about the S&P Metals & Mining Select Industry™ Index, see “The S&P Metals & Mining Select Industry™ Index” below.

Methodology

Principal Strategies

SSFM seeks to track the performance of the Tracked Index as closely as possible.  The Underlying pursues the indexing strategy of “replication” in attempting to track the performance of the Tracked Index. It will invest in all of the securities that comprise the Tracked Index. It will normally invest substantially all, but at least 80% of its total assets in common stocks that comprise the Tracked Index.  A number of factors may affect the Underlying’s ability to achieve a high degree of correlation with the Tracked Index and there is no guarantee that the Underlying will achieve a high degree of correlation.

In circumstances where it is not possible or practical to purchase all of the securities in the Tracked Index or amounts of such securities in proportion to their weighting in the Tracked Index, such as when there are practical difficulties or substantial costs involved in compiling a portfolio of securities to follow the Tracked Index, in instances when a security in the Tracked Index becomes temporarily illiquid, unavailable or less liquid, or due to legal restrictions (such as diversification requirements that apply to the Underlying but not the Tracked Index), SSFM intends to employ a sampling strategy in managing the Underlying.  Sampling means that SSFM uses quantitative analysis to select securities, including securities in the Tracked Index, outside of the Tracked Index and derivatives, that have a similar investment profile as the Tracked Index in terms of key risk factors, performance attributes and other economic characteristics. These include industry weightings, market capitalization, and other financial characteristics of securities. The quantity of holdings in the Underlying will be based on a number of factors, including its asset size.  In addition, from time to time, securities are added to or removed from the Tracked Index. SSFM may sell securities that are represented in the Tracked Index, or purchase securities that are not yet represented in the Tracked Index, in anticipation of their removal from or addition to the Tracked Index. Further, SSFM may choose to overweight securities in the Tracked Index, purchase or sell securities not in the Tracked Index, or utilize various combinations of other available techniques, in seeking to track the Tracked Index.

The Board of Trustees of the SDPR® Series Trust (the “Board”) may change the Underlying’s investment strategy, the Tracked Index and other policies without shareholder approval.  The Board may also change the Underlying’s investment objective without shareholder approval.

Non-Principal Strategies

In certain situations, the Underlying may temporarily depart from its normal investment policies and strategies, provided that the alternative is consistent with the Underlying’s investment objective and is in the best interest of the Underlying.

The Underlying may invest in various other securities.  In addition, the Underlying may borrow money in an amount up to 33 1/3% of its total assets from a bank as permitted by the Investment Company Act of 1940, as amended, and may lend up to 33 1/3% of its total assets (provided the Underlying receives collateral equal to the market value of such loaned securities).

Correlation

The Tracked Index is a theoretical financial calculation, while the Underlying is an actual investment portfolio. The Underlying seeks to track the performance of the Tracked Index as closely as possible. However, the performance of the Tracked Index and the Underlying will vary somewhat due to operating expenses, transaction costs, cash flows, regulatory requirements and operational inefficiencies.

The S&P® Metals & Mining Select IndustryTM Index

The S&P® Metals & Mining Select Industry™ Index (the “Tracked Index”) is an equal weighted index that is designed to measure the performance of the metals and mining sub-industry portion of the S&P TMI, a benchmark that measures the performance of the U.S. equity market. The S&P TMI offers broad market exposure to companies of all market capitalization, including all common equities listed on the NYSE (including NYSE Arca), the NYSE Amex the NASDAQ Global Select Market, the NASDAQ Select Market and the NASDAQ Capital Market. Only U.S. companies are eligible for inclusion in the S&P TMI. The Tracked Index includes companies in the following sub-industries: aluminum, coal and consumable fuels, diversified metals and mining, gold, precious metals and minerals and steel. Each of the component stocks in the Tracked Index is a constituent company within the metals and mining sub-industry of the S&P TMI. The Tracked Index is reported by Bloomberg under ticker symbol “SPSIMM.” For information concerning the methodology of the Tracked Index, please refer to “Methodology of the Tracked Index” below.

Methodology of the Tracked Index

Membership to the Tracked Index is based on a company’s GICS classification, as well as a company’s float-adjusted liquidity ratio (FALR), float-adjusted market capitalization and domicile.

To be eligible for the Tracked Index, companies must be in the S&P TMI and must satisfy one of the two following combined size and liquidity criteria:

•           Float-adjusted market capitalization above $500 million and FALR above 90%.

•           Float-adjusted market capitalization above $400 million and FALR above 150%.

All companies satisfying the above requirements are included in the Tracked Index. The total number of companies in the Tracked Index should be at least 35. If there are fewer than 35 stocks in the Tracked Index, stocks from a supplementary list of highly correlated sub-industries, that meet the market capitalization and liquidity thresholds above, are included in order of their float-adjusted market capitalization to reach 35 constituents.  Minimum market capitalization requirements may be relaxed to ensure there are at least 22 companies in the Tracked Index as of each rebalancing effective date. Existing index constituents are removed at the quarterly rebalancing effective date if either their float-adjusted market capitalization falls below $300 million or their FALR falls below 50%.

Market Capitalization

Float-adjusted market capitalization should be at least $400 million for index inclusion. Existing index components must have a float-adjusted market capitalization of $300 million to remain in the Tracked Index at each rebalancing. If the Tracked Index still does not have enough stocks that meet the criteria for inclusion, the minimum market capitalization requirements may be relaxed until the other requirements have been satisfied.

Liquidity

The liquidity measurement used is a liquidity ratio, defined by dollar value traded over the previous 12 months divided by float-adjusted market capitalization as of the index-rebalancing date. Stocks having a float-adjusted market capitalization above $500 million must have a liquidity ratio greater than 90% to be eligible for addition to the Tracked Index. Stocks having a float-adjusted market capitalization between $400 and $500 million must have a liquidity ratio greater than 150% to be eligible for addition to the Tracked Index. Existing index constituents must have a liquidity ratio greater than 50% to remain in the Tracked Index at the quarterly rebalancing. The length of time to evaluate liquidity is reduced to the available trading period for IPOs or spin-offs that do not have 12 months of trading history.

Domicile

Only U.S. companies are eligible for inclusion in the the Tracked Index.

Takeover Restrictions

At the discretion of S&P Dow Jones Indices LLC (“S&P”), constituents with shareholder ownership restrictions defined in company bylaws may be deemed ineligible for inclusion in the Tracked Index.  Ownership restrictions preventing entities from replicating the index weight of a company may be excluded from the eligible universe or removed from the Tracked Index. S&P will provide five days advance notification of a deletion between rebalancings due to ownership restrictions.

Turnover

S&P seeks to avoid turnover in index membership when possible. At times a company may appear to temporarily violate one or more of the addition criteria. However, the addition criteria are for addition to the Tracked Index, not for continued membership. As a result, an index constituent that appears to violate criteria for addition to the Tracked Index will not be deleted unless ongoing conditions warrant an index change.

Timing of Changes

Index rebalancings occur after the closing on the third Friday of the quarter ending month. The reference date for additions and deletions is after the closing of the last trading date of the previous month.

Additions

Companies are added between rebalancings only if a deletion in the Tracked Index causes the stock count to fall below 22. In those cases, each stock deletion is accompanied with a stock addition. The new company will be added to the Tracked Index at the weight of the deleted constituent.

In the case of mergers involving at least one index constituent, the merged company will remain in the Tracked Index if it meets all of the eligibility requirements. The merged company will be added to the Tracked Index at the weight of the pre-merger index constituent.  If both companies involved in a merger are index constituents, the merged company will be added at the weight of the company deemed the acquirer in the transaction.

In the case of spin-offs, the Tracked Index will follow the S&P TMI’s treatment of the action.  If the S&P TMI treats the pre- and post-spun company as a deletion/addition action, using the stock’s when-issued price, the Tracked Index will treat the spin-off this way as well.

Construction and Calculations of the Tracked Index

The Tracked Index is equal-weighted and calculated by the divisor methodology.

The initial divisor is set to have a base index value of 1000 on December 17, 1999. The index value is simply the index market value divided by the index divisor:

Index Value = (Index Market Value) / Divisor

In order to maintain index series continuity, it is also necessary to adjust the divisor at each rebalancing.

(Index Value)before rebalance = (Index Value)after rebalance

Therefore,

(Divisor)after rebalance = (Index Market Value)after rebalance / (Index Value)before rebalance

At each quarterly rebalancing, stocks are initially equally weighted, using closing prices as of the second Friday of the last month of the quarter as the reference price. Adjustments are then made to ensure that there are no stocks whose weight in the Tracked Index is more than can be traded in a single day for a $500 million portfolio. S&P calculates a maximum basket liquidity weight for each stock in the Tracked Index using the ratio of its three-month average daily value traded to $500 million. Each stock’s weight in the Tracked Index is then compared to its maximum basket liquidity weight and is set to the lesser of its maximum basket liquidity weight and its initial equal weight. All excess weight is redistributed across the Tracked Index to the uncapped stocks. If necessary, a final adjustment is made to ensure that no stock in the Tracked Index has a weight greater than 4.5%. This step of the iterative weighting process may force the weight of those stocks limited to their maximum basket liquidity weight to exceed that weight. In such cases, S&P will make no further adjustments. If the Tracked Index contains exactly 22 companies as of the rebalancing effective date, the Tracked Index will be equally weighted without basket liquidity constraints.

Index Maintenance of the Tracked Index

The membership of the Tracked Index is reviewed quarterly. Rebalancing occurs after the closing on the third Friday of the quarter ending month. The reference date for additions and deletions is after the closing of the last trading date of the previous month. However, a company will be deleted from the Tracked Index if the S&P TMI drops the constituent. Unless a constituent deletion causes the number of companies in the Tracked Index to fall below 22, no addition will be made to the Tracked Index until the next rebalancing. At that time, the entire Tracked Index will be rebalanced based on all eligibility criteria, including the minimum number of companies. In case of GICS changes, where a company does not belong to the metals and mining sub-industry after the classification change, it is removed from the Tracked Index at the next rebalancing.

The table below summarizes the types of index maintenance adjustments and indicates whether an index adjustment is required.

S&P TMI Action	Adjustment Made to Index	Divisor Adjustment?
Constituent deletion	If the constituent is a member of the Tracked Index, it is dropped.	Yes
Constituent add	Only in cases where the deletion causes the component count to fall below 22 stocks, then the dropped is accompanied by an add assuming the weight of the dropped stock.	No, except in the case of stocks removed at $0.00

For equal and modified market cap weighted indices, when a stock is removed from an index at a price of $0.00, the stock’s replacement will be added to the index at the weight using the previous day’s closing value, or the most immediate prior business day that the deleted stock was not valued at $0.00.

Share changes between quarterly share adjustments	None.	No
Quarterly share changes	There is no direct adjustment, however, on the same date the Tracked Index rebalancing will take place.	Only because of the Index rebalancing.
GICS change	None. If, after the GICS change, a company no longer qualifies to belong to the Tracked Index, it is removed at the next rebalancing.	No

Corporate Actions

Corporate Action	Adjustment Made to Index	Divisor Adjustment?
Spin-off
In general, both the parent company and spin-off companies will remain in the index until the next index rebalancing, regardless of whether they conform to the theme of the index. When there is no market-determined price available for the spin, the spin is added to the index at zero price at the close of the day before the ex-date.
No
Rights Offering
The price is adjusted to the Price of the Parent Company minus (the Price of the Rights Subscription/Rights Ratio). The Index Shares change so that the company’s weight remains the same as its weight before the spin-off.
No
Stock Dividend, Stock Split, Reverse Stock Split	The Index Shares are multiplied by and price is divided by the split factor.	No
Share Issuance, Share Repurchase, Equity Offering or Warrant Conversion	None.	No
Special Dividends	Price of the stock making the special dividend payment is reduced by the per share special dividend amount after the close of trading on the day before the dividend ex-date.	Yes

Total Return

The Tracked Index will have a total return counterpart, which assumes dividends are reinvested in the Tracked Index after the close on the ex-date. On any given date t:

Total Return Multipliert = [(Total Return Index Valuet-1) + (Index Dividend Pointst)] / (Index Valuet-1)

Total Return Index Valuet = (Total Return Index Valuet-1) × (Total Return Multipliert)

Index Dividend Pointst = Σ (Index Shares)i,t × (Ex-dividends)i,t / Divisort

Historical Information

The following graph and table set forth the historical performance of the SPDR® S&P® Metals & Mining ETF based on the closing levels of the Underlying from January 1, 2008 through January 25, 2013. The closing level of the Underlying on January 31, 2013 was 43.87. We obtained the closing levels below from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

The historical levels of the Underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Underlying on any trading day during the term of the securities, including on the Valuation Date. We cannot give you assurance that the performance of the Underlying will result in any return of your investment. Any payment on the securities is subject to our ability to pay our obligations as they become due.

For additional information on the SPDR® S&P® Metals & Mining ETF, see “The Underlying” herein.

Material U.S. Federal Income Tax Considerations

The following discussion summarizes material U.S. federal income tax consequences of owning and disposing of securities that may be relevant to holders of securities that acquire their securities from us as part of the original issuance of the securities.  This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”).  Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect.  Tax consequences under state, local and foreign laws are not addressed herein.  No ruling from the U.S. Internal Revenue Service (the “IRS”) has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY U.S. FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES.  A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Characterization of the Securities

There are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities.  Thus, the characterization of the securities is not certain.  Our special tax counsel, Orrick, Herrington & Sutcliffe LLP, has advised that the securities should be treated, for U.S. federal income tax purposes, as a prepaid financial contract, with respect to the Underlying that is eligible for open transaction treatment.  In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you agree to treat your securities for all tax purposes in accordance with such characterization.  In light of the fact that we agree to treat the securities as a prepaid financial contract, the balance of this discussion assumes that the securities will be so treated.

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts.  Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above.  For example, the IRS might assert that the securities constitute debt instruments that are “contingent payment debt instruments” that are subject to special tax rules under the applicable Treasury regulations governing the recognition of income over the term of your securities.  If the securities were to be treated as contingent payment debt instruments, you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities, or the comparable yield.  The characterization of securities as contingent payment debt instruments under these rules is likely to be adverse.  You should consult your tax advisor regarding the possible tax consequences of characterization of the securities as contingent payment debt instruments.  It is also possible that the IRS would seek to characterize your securities as options, and thus as Code section 1256 contracts in the event that they are listed on a securities exchange.  In such case, the securities would be marked-to-market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss.  We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes.  If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership.  If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership’s purchase, ownership and disposition of the securities.

In accordance with the agreed-upon tax treatment described above (and subject to the discussion below under “Constructive Ownership Transaction Rules”), if the security provides for the payment of the redemption amount in cash based on the return of the Underlying, upon receipt of the redemption amount of the security from us, a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received from us and the U.S. Holder’s tax basis in the security at that time.  For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at maturity.  For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss.  If the security provides for the payment of the redemption amount in physical shares or units of the Underlying, the U.S. Holder should not recognize any gain or loss with respect to the security (other than with respect to cash received in lieu of fractional shares or units, as described below).  A U.S. Holder should have a tax basis in all physical shares or units received (including for this purpose any fractional shares or units) equal to its tax basis in the security (generally its cost).  A U.S. Holder’s holding period for any physical shares or units received should start on the day after the delivery of the physical shares or units.  A U.S. Holder should generally recognize short-term capital gain or loss with respect to cash received in lieu of fractional shares or units in an amount equal to the difference between the amount of such cash received and the U.S. Holder’s basis in the fractional shares or units, which should be equal to the U.S. Holder’s basis in all of the reference shares or units (including the fractional shares or units), multiplied by a fraction, the numerator of which is the fractional shares or units and the denominator of which is all of the physical shares or units (including fractional shares or units).

Upon the sale or other taxable disposition of a security, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s tax basis in the security (generally its cost).  For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at the time of disposition.  For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss.

Constructive Ownership Transaction Rules

Under Code section 1260, all or a portion of gain arising from certain “constructive ownership transactions” may be recharacterized as ordinary income, and certain interest charges may be imposed with respect to any such recharacterized income.  These rules by their terms may apply to any gain derived from the securities.  Code section 1260 also provides that the U.S. Department of the Treasury is to issue regulations that would exclude from the scope of Code section 1260 certain forward contracts that do not convey “substantially all of the economic return” with respect to the applicable reference asset, which in the case of the securities would be all or a portion of the Underlying.  However, no such regulations have been issued despite the fact that Code section 1260 was enacted in 1999, and there can be no assurance that any regulations that may be issued would apply to securities that are issued before such regulations.  Thus, although we believe that the securities should not be considered to convey substantially all the economic return with respect to the Underlying, in the absence of regulations, there can be no assurance that the securities would not be so considered or that Code section 1260 would not otherwise apply to the securities.  You should consult with your tax advisors regarding the possible application of the constructive ownership transaction rules to the securities

Securities Held Through Foreign Accounts

Under the “Hiring Incentives to Restore Employment Act” (the “Act”) and recently proposed regulations, a 30% withholding tax is imposed on “withholdable payments” and certain “passthru payments” made to foreign financial institutions (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account.  “Withholdable payments” include (1) payments of interest (including original issue discount), dividends, and other items of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, and (2) gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States.  “Passthru payments” generally are certain payments attributable to withholdable payments.  The Act also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%.  We will treat payments on the securities as withholdable payments for these purposes.

Withholding under the Act described above will apply to all withholdable payments and certain passthru payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law.  Unless a foreign financial institution is the beneficial owner of a payment, it will be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity.  Pursuant to the proposed regulations, the Act’s withholding regime generally will apply to (i) withholdable payments (other than gross proceeds of the type described above) made after December 31, 2013, (ii) payments of gross proceeds of the type described above with respect to a sale or disposition occurring after December 31, 2014, and (iii) passthru payments made after December 31, 2016.  Additionally, the provisions of the Act discussed above generally will not apply to obligations (other than an instrument that is treated as equity for U.S. tax purposes or that lacks a stated expiration or term) that are outstanding on January 1, 2013.  Thus, if you hold your securities through a foreign financial institution or foreign corporation or trust, a portion of any of your payments made after December 31, 2013 may be subject to 30% withholding.

Non-U.S. Holders Generally

In the case of a holder of the securities that is not a U.S. Holder (a “Non-U.S. Holder”) and has no connection with the United States other than holding its securities, payments made with respect to the securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements.  Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.  Any effectively connected gains described in clause (1) above realized by a Non-U.S. Holder that is, or is taxable as, a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.  Non-U.S. Holders should consult their tax advisors regarding the possibility that any portion of the return with respect to the securities could be characterized as dividend income and be subject to U.S. withholding tax.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

Substitute Dividend and Dividend Equivalent Payments

The Act and recently proposed and temporary regulations treat a “dividend equivalent” payment as a dividend from sources within the United States.  Under the Act, unless reduced by an applicable tax treaty with the United States, such payments generally will be subject to U.S. withholding tax.  A “dividend equivalent” payment is (i) a substitute dividend payment made pursuant to a securities lending or a sale-repurchase transaction that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, (ii) a payment made pursuant to a “specified notional principal contract” that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii).  Proposed regulations provide criteria for determining whether a notional principal contract will be a specified notional principal contract, effective for payments made after December 31, 2012.

Proposed regulations address whether a payment is a dividend equivalent.  The proposed regulations provide that an equity-linked instrument that provides for a payment that is a substantially similar payment is treated as a notional principal contract for these purposes.  An equity-linked instrument is a financial instrument or combination of financial instruments that references one or more underlying securities to determine its value, including a futures contract, forward contract, option, or other contractual arrangement.  Although it is not certain, an equity-linked instrument could include instruments treated as indebtedness for U.S. federal income tax purposes.  The proposed regulations consider any payment, including the payment of the purchase price or an adjustment to the purchase price, to be a substantially similar payment (and, therefore, a dividend equivalent payment) if made pursuant to an equity-linked instrument that is contingent upon or determined by reference to a dividend (including payments pursuant to a redemption of stock that gives rise to a dividend) from sources within the United States.  The rules for equity-linked instruments under the proposed regulations will be effective for payments made after the rules are finalized.  Where the securities reference an interest in a fixed basket of securities or a “customized index,” each security or component of such basket or customized index is treated as an underlying security in a separate notional principal contract for purposes of determining whether such notional principal contract is a specified notional principal contract or an amount received is a substantially similar payment.

We will treat any portion of a payment on the securities that is substantially similar to a dividend as a dividend equivalent payment, which will be subject to U.S. withholding tax unless reduced by an applicable tax treaty and a properly executed IRS Form W-8 (or other qualifying documentation) is provided.  Investors should consult their tax advisors regarding whether payments on the securities constitute dividend equivalent payments.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death.  The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

IRS Notice on Certain Financial Transactions

In Notice 2008-2, the IRS and the Treasury Department stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument.  The IRS and Treasury Department also requested taxpayer comments on (1) the appropriate method for accruing income or expense (e.g., a mark-to-market methodology or a method resembling the noncontingent bond method), (2) whether income and gain on such an instrument should be ordinary or capital, and (3) whether foreign holders should be subject to withholding tax on any deemed income accrual.  Additionally, unofficial statements made by IRS officials have indicated that they will soon be addressing the treatment of prepaid forward contracts in proposed regulations.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof.  Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income.  It is also possible that a Non-U.S. Holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance.  It is not possible to determine whether such regulations or other guidance will apply to your securities (possibly on a retroactive basis).  You are urged to consult your tax advisor regarding Notice 2008-2 and its possible impact on you.

Information Reporting Regarding Specified Foreign Financial Assets

The Act and temporary and proposed regulations generally require individual U.S. Holders (“specified individuals”) and “specified domestic entities” with an interest in any “specified foreign financial asset” to file an annual report on new IRS Form 8938 with information relating to the asset, including the maximum value thereof, for any taxable year in which the aggregate value of all such assets is greater than $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year.  Certain individuals are permitted to have an interest in a higher aggregate value of such assets before being required to file a report.  The proposed regulations relating to specified domestic entities apply to taxable years beginning after December 31, 2011.  Under the proposed regulations, “specified domestic entities” are domestic entities that are formed or used for the purposes of holding, directly or indirectly, specified foreign financial assets.  Generally, specified domestic entities are certain closely held corporations and partnerships that meet passive income or passive asset tests and, with certain exceptions, domestic trusts that have a specified individual as a current beneficiary and exceed the reporting threshold.  Specified foreign financial assets include any depository or custodial account held at a foreign financial institution; any debt or equity interest in a foreign financial institution if such interest is not regularly traded on an established securities market; and, if not held at a financial institution, (1) any stock or security issued by a non-U.S. person, (2) any financial instrument or contract held for investment where the issuer or counterparty is a non-U.S. person, and (3) any interest in an entity which is a non-U.S. person.

Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an IRS Form 8938 under this provision if you are an individual U.S. Holder.  Specified domestic entities are not required to file Form 8938 until the proposed regulations are final.  Penalties apply to any failure to file IRS Form 8938.  Additionally, in the event a U.S. Holder (either a specified individual or specified domestic entity) does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before the date which is three years after the date such information is filed. You should consult your own tax advisor as to the possible application to you of this information reporting requirement and related statute of limitations tolling provision.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.  Backup withholding is not an additional tax.  You can claim a credit against your U.S. federal income tax liability for amounts withheld under the backup withholding rules, and amounts in excess of your liability are refundable if you provide the required information to the IRS in a timely fashion.  A holder of the securities may also be subject to information reporting to the IRS with respect to certain amounts paid to such holder unless it (1) is a Non-U.S. Holder and provides a properly executed IRS Form W-8 (or other qualifying documentation) or (2) otherwise establishes a basis for exemption.

Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU.

The distribution agreement provides that CSSU is obligated to purchase all of the securities if any are purchased.

CSSU proposes to offer the securities at the offering price set forth on the cover page of this pricing supplement and will receive underwriting discounts and commissions of $16.50 per $1,000 principal amount of securities. CSSU may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers. If all of the securities are not sold at the initial offering price, CSSU may change the public offering price and other selling terms.

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The agent for this offering, CSSU, is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

For further information, please refer to “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Supplemental Notice to Investors

Bahamas

This Document has not been registered with the Securities Commission of the Bahamas, nor have any applications been made to exempt the offer from the filing of a prospectus with the Securities Commission of the Bahamas under the Securities Industries Act, 2011, and in the circumstances, no offer or sale of the securities can occur in the Bahamas.

The Issuer and each Dealer associated with the offer agrees that it has not, and will not offer, sell or cause  any distribution of any of the securities in the Bahamas except in compliance with applicable Bahamian laws or pursuant to an exemption therefrom. This Document is not, and shall not be construed as, an offer to buy, or a distribution of the securities in, or to the public in the Bahamas.

Furthermore, no securities shall be issued, transferred to, registered in favour of or beneficially owned by any person (legal or natural) deemed resident in the Bahamas pursuant to the Exchange Control Regulations Act of the Bahamas and the Regulations promulgated thereunder except with the prior approval of the Central Bank of the Bahamas.

The Cayman Islands

No invitation whether directly or indirectly may be made to the public in the Cayman Islands to subscribe for the securities offered hereunder.

British Virgin Islands

For British Virgin Islands Residents Only: You represent and warrant that you are not buying or selling the securities in connection with an invitation to buy or sell the securities to the public in the Virgin Islands within the meaning of section 25 of the Securities and Investment Business Act, 2010 ("SIBA").  You further represent and warrant: (a) that you are a Qualified Investor as defined in Schedule 4 of SIBA and, to the extent you are a professional investor for the purposes of Schedule 4, you declare that (i) your ordinary business involves, whether for your own account or the account of others, the acquisition or disposal of property of the same kind as the property constituting the Interests, or a substantial part of the property; or (ii) you have net worth in excess of US$1,000,000 or its equivalent in any other currency and that you consent to being treated as a professional investor within the meaning of section 40 of SIBA; or (b) that no document associated with the purchase or sale of the securities (including any prospectus or offering document) has been received by you at an address in the Virgin Islands other than your registered office in the Virgin Islands.

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